Exhibit 99.1

Payless ShoeSource Reports December Same-Store Sales

          TOPEKA, Kan., Jan. 5 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales decreased 1.5 percent during the December reporting period, the five weeks ended December 31, 2005.  All data in this press release relate to continuing operations.

          Company sales totaled $264.3 million, a 3.2 percent decrease from $273.1 million during fiscal December of last year.

          Sales were as follows (unaudited):

	DECEMBER SALES* (DOLLARS IN MILLIONS)

Fiscal 2005**	Fiscal 2004**	Percent Increase/ Decrease	Same-Store Sales*** Percent Increase/Decrease

$ 264.3	$273.1	(3.2)%	(1.5)%

	YEAR-TO-DATE SALES* (DOLLARS IN BILLIONS)

Fiscal 2005**	Fiscal 2004**	Percent Increase/ Decrease	Same-Store Sales*** Percent Increase/Decrease

$ 2.53	$2.52	0.3%	2.5%

* Sales from continuing operations.

** The fiscal year for operations in the company’s Latin American region and Japan is based on a December 31 year-end. Operations in the company’s Latin American region (178 stores) and Japan are included in total company results on a one-month lag relative to results from other regions.

*** Same-store sales represent sales of those stores in the United  States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company’s Latin American region and Japan.

          December results were impacted by stronger than expected November sales and timing shifts in receipt flows, which reduced inventory levels in the stores.  The lower inventory levels, combined with less aged product, will facilitate a cleaner transition into the spring season.

          The company remains committed to its goal of achieving low single-digit positive same-store sales growth through more consistent execution of its merchandise strategy to inspire fun, fashion possibilities for the family.

          At the end of fiscal December, 26 stores remained closed from the impact of hurricanes Katrina, Rita and Wilma.

          Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere.  As of the end of fiscal December 2005, the Company operated a total of 4,615 stores, which includes the 26 stores that remain closed due to hurricanes.  Payless stores offer quality family footwear and accessories at affordable prices.  In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

          This release contains forward-looking statements relating to anticipated financial performance.  A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations.  Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and the Form 10-Q for the period ending October 29, 2005, for more information on risk factors that could cause actual results to differ.  The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

          For additional information regarding December 2005 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204.  Select submenu 1, option 2.  Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
          -0-                                                                      01/05/2006
          /CONTACT:  Ron Cooperman of Payless ShoeSource, Inc., +1-785-295-6026/
          /Company News On-Call:  http://www.prnewswire.com/comp/136152.html /
          /Web site:  http://www.paylessinfo.com /